FOR IMMEDIATE RELEASE                         Contact:   John Young
                                                         Chief Financial Officer
                                                         (804) 560-4070


                    IMO INDUSTRIES INC. ANNOUNCES SUCCESSFUL
                              CONSENT SOLICITATION

Lawrenceville, NJ, May 7, 1998 - Imo Industries Inc. (NYSE: IMD) announced today that holders of more than 51% of the outstanding principal amount of the Company's 11 3/4% Senior Subordinated Notes due 2006 consented to certain proposed amendments to the Indenture governing the notes, pursuant to the Company's Consent Solicitation. Each holder of the Notes who consented in proper form and in timely fashion will receive $5.00 in cash for each $1,000 in principal amount of such holder's Notes.

The Consent Solicitation sought Noteholder approval to amend the Indenture in order to permit the Company to complete a "short-form" merger with a wholly-owned subsidiary of II Acquisition Corp., which currently owns 92.8% of the Company. The Consent Solicitation commenced on April 14, 1998, and expired yesterday at 5:00 p.m., after which a Supplemental Indenture enacting the proposed amendments was executed. Notwithstanding the adoption of the proposed amendments, there can be no assurance that any merger involving the Company will be consummated.

     D.F. King & Co., Inc. acted as Information Agent in connection with the Consent Solicitation, and IBJ Schroder Bank & Trust Company acted as Consent Solicitation Agent. Questions concerning the Consent Solicitation or concerning Consent Payments may be directed to D.F. King & Co. Inc. at (800) 755-3105.

     Imo Industries Inc. is a leading manufacturer of pumps, power transmission components and remote control systems.



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